Exhibit 10.15

AMENDMENT TO 2012 AND 2013
INDEPENDENT DIRECTOR DEFERRED STOCK AWARD AGREEMENT FOR ERIC FORD

This Amendment is entered into this 20th day of August, 2013, by and between Eric Ford (“Director”) and Compass Mineral International, Inc. (the “Company”).

WHEREAS, Director is a member of the Company’s board of directors (the “Board”) and has been granted a total of 3893 shares of Deferred Stock as of the date hereof,  pursuant to his participation in the Board’s directors compensation program and the Compass Minerals International, Inc. 2005 Incentive Award Plan, as amended (the “Plan”);

WHEREAS, Director has advised the Board that the shares of Deferred Stock credited to his Deferred Stock Account are subject to taxation under the laws of Australia and has requested that the Board authorize the acceleration of a portion of such shares so that he may pay applicable taxes resulting from his participation in the directors compensation program;

WHEREAS, the Deferred Stock credited to Director’s Deferred Stock Account is considered a deferred compensation arrangement and is subject to taxation under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”); and

WHEREAS, U.S. Income Tax Regulations issued under Section 409A allow the acceleration of payment under a deferred compensation arrangement to reflect the payment of state, local or foreign tax obligations of a participant under such arrangement;

NOW, THEREFORE, the parties agree to amend Director’s Deferred Stock Award Agreement for 2012 and 2013 by adding the following new paragraph 19 to end of each such Agreement:

19.            Acceleration of Payment to Pay State, Local or Foreign Taxes.  Notwithstanding any provision in this Agreement to the contrary, the Company shall accelerate the payment of a portion of the shares of Deferred Stock credited to Director’s Deferred Stock Account for the sole purpose of allowing Director to pay applicable state, local and foreign taxes relating to such Deferred Stock.  The number of shares of Deferred Stock subject to acceleration shall be limited to the amount of taxes due as a result of Director’s participation in the directors deferred compensation program, all as certified by Director’s personal tax advisor.  Director acknowledges and agrees that he shall be solely responsible for any tax consequences relating to or resulting from the accelerated payment from his Deferred Stock Account.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COMPASS MINERALS INTERNATIONAL, INC.

By:	/s/ Steven N. Berger
Name:	Steven N. Berger
Date:	8/20/13

DIRECTOR

By:	/s/ Eric Ford
Name:	Eric Ford
Date:	August 22nd, 2013